Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) effective September 1, 2020 (the “Commencement Date”) is entered into by PetVivo Holdings, Inc. (“PetVivo” or the “Company”), having its principal place of business at 5251 Edina Industrial Blvd., Edina, MN 55439 and David B. Masters with an address at 2838 Freemont Avenue S., Minneapolis, MN 55408(“Consultant”).

PetVivo desires to obtain the services of Consultant as the Director of Science and Technology to assist the Company in completing the following milestones:

“Milestone 1” shall be the completion of the first pre-validation manufacturing run of a KUSH product, which includes the information and documentation for creating a detailed Standard Operating Procedure for a commercially acceptable KUSH product that can be used to produce processes for commercial manufacture of KUSH.

“Milestone 2” shall be the completion of the sample formulation and sample production of at least 50 wafers of a mucoadhesive device (OraPatch) formulated according to the Company’s mucoadhesive technology that includes either i) cannabidiol (“CBD”), or ii) caffeine and B-complex vitamins, as the active agent(s) and as designated by Emerald Organic Products, Inc., and shall include the information and documentation for creating a detailed Standard Operating Procedure for a commercially acceptable mucoadhesive product that can be used to produce processes for commercial manufacture.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto. The below provisions will govern this agreement:

1.	Services. The Consultant shall provide to the Company services and advice to assist the Company regarding the completion of the milestones, training of manufacturing personnel and shall report to the Board of Directors.

2.	Term. Unless terminated in accordance with the provisions of paragraph 8 hereof, the Consultant hereby agrees to act as a consultant to PetVivo for the period to be determined commencing on September 1, 2020 and ending on December 31, 2020.

3.	Consultant Compensation. The Company will compensate Consultant at a rate of $10,500 per month. The Company will pay Consultant within net 5 days upon receipt of Consultant’s invoice to the Company.

The Consultant shall also receive milestone payments for the completion of each milestone as identified above. The milestone payments shall be as follows:

Milestone 1	$25,000
Milestone 2	$20,000

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The Company shall make all milestone payments upon the earlier of i) the receipt of financing in an amount that exceeds $1,500,000, or ii) the six-month anniversary of completion of each Milestone. If the Milestone payments are not made within five days of completion, any unpaid Milestone payment will accrue simple interest at a rate of three percent (3%) annually.

Also, the Company will grant Consultant a warrant providing Consultant the right to purchase Common Stock (“Stock”) in an amount equal to one hundred and twenty thousand shares (120,000) shares of Common Stock that will vest according to the vesting schedule outlined in the attached Form of Warrant Agreement of Exhibit A. The grant and governance of the Warrant shall be described and subject to the attached Form of Warrant Agreement.

4.	Nature of Relationship. The Consultant is an independent contractor and shall perform services as the Company’s Director of Science and Technology. The Consultant will not act as an agent nor shall be deemed an employee of the Company for the purposes of any employee benefit program, income tax withholding, FICA taxes, unemployment benefits or otherwise. The Consultant shall not enter into any agreement or incur any obligations to the Company’s behalf, or commit the Company in any manner without the Company’s prior written consent.

5.	Conflicts of Interest. Consultant represents that there is no conflict of interest as it pertains to the technology and information included in the milestones identified above between his current consulting or employment duties for any other firm and duties as a Consultant for PetVivo. PetVivo agrees that Consultant may continue any current consulting or employment relationships, providing that Consultant will promptly notify PetVivo if a conflict of interest should arise during the Consulting Period. Consultant represents that his performance of all the terms of this Agreement and as a consultant of PetVivo does not and will not breach any non-competition agreement or agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to the Commencement Date.

6.	Confidential Information. “Confidential Information” may include, by way of example, but without limitation, clinical data, financial information, specifications, samples, inventions, techniques, formula, know-how, trade secrets, improvements, reports, customer lists, pricing information, studies, reports, findings and other information supplied by PetVivo to the Consultant (whether disclosed orally or in writing, by demonstration or otherwise, and whether or not marked as or otherwise indicated to be confidential or proprietary) as well as all reports, analyses, compilations and other documents generated by Consultant which are based upon or incorporated, in whole or in part, from any information supplied by Company as it pertains to the technology and information included in the milestones identified above.

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The Consultant shall: (a) retain Confidential Information in strict confidence and shall prevent disclosure of such information to any third party; and, (b) not disclose any of the Confidential Information to third parties without the prior express written consent of PetVivo.

Notwithstanding any of the foregoing, the Consultant’s obligation of confidence hereunder shall not apply to any information that the Consultant can demonstrate by competent written proof is publicly known through lawful means and not through any violation of either this Agreement or any other obligation of confidentiality to PetVivo.

All obligations of confidence, with respect to any particular item of Confidential Information pursuant to and in accordance with the provisions of this Agreement, shall automatically terminate upon the expiration of two (2) years from the date of termination of this Agreement. Notwithstanding the foregoing, trade secrets shall be protected for such longer period as applicable based on trade secret law.

7.	Ownership. Consultant agrees that all concepts, developments, discoveries, processes, procedures, formulas, methods, compositions, improvements, writings (including, but not limited to, computer software (including source code, object code, manuals and other materials related thereto), trade secrets, reports, databases and other information), and all related know-how, whether or not patentable, copyrightable or protectable as trade secrets, that have been or may be furnished to Consultant by the Company, that Consultant may design, create, generate or develop, or that Consultant may have previously designed, created, generated or developed in connection with the services that Contractor provides to Company or that Consultant has already provided to Company, all of which include technology or information pertaining to the milestones identified above (collectively referred to as “Inventions”), are and will remain the sole and confidential property of Company. Company will be entitled to obtain and own all such rights in its own Inventions. If and to the extent that any Inventions may not be considered to be owned by Company and/or Consultant may be entitled to claim any ownership interest in any Inventions, Consultant hereby assigns to Company the ownership of all rights in and to such Inventions, under patent, copyright, trade secret and other applicable laws, without the necessity of any further consideration. Company will be entitled to obtain and own all such rights in its own name. To the extent any Invention are considered “works for hire” under applicable law, Consultant agrees that the Inventions will belong to the Company as “work for hire.”

Consultant agrees to fully cooperate with the Company during the time that he works with the Company and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers requested by it in connection therewith. The Company agrees to provide additional compensation in the amount of $300 per hour for all services provided to secure trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries. The Consultant hereby irrevocably appoints the Company as the Consultant’s attorney-in-fact (with a power coupled with an interest) to execute any and all documents which may be necessary or appropriate in the securing of such rights, including, but not limited to any copyright in the Consultant’s work.

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8.	Expenses. The Company shall also reimburse Consultant for all preauthorized and/or approved business expenses that are required to complete the services on behalf of the Company, as well as up to $1,500/month for all travel to all work sites, room/apartment rental, food, drink and restaurants (boarding expenses). The Company agrees to pay all invoices to Consultant within 15 days of receipt of written expense documentation.

9.	Termination. Either party may terminate this agreement in whole or in part upon 30 days prior written notice to the other party. Such termination shall be effective in the manner and upon the date specified in said notice and shall be without prejudice to any claims which one party may have against the other. Termination shall not relieve the Consultant of his continuing obligations under this Agreement, particularly the requirements of Section 6 above.

10.	Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Releasor stipulates that any dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, any state or federal court having jurisdiction in the State of Minnesota.

11.	Entire Agreement. This Agreement, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, expressly superseding all prior agreements and understandings, whether oral or written with respect to the subject matter herein. This Agreement may only be amended in a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date first above written.

ACCEPTED AND AGREED TO:

PetVivo Holdings, Inc.		Consultant

By:	/s/ John Carruth	By:	/s/ David B. Masters
Name:	John Carruth	Name:	David B. Masters
Title:	CFO

Date:	September 4, 2020	Date:	September 4, 2020

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Exhibit A

Warrant No. PET-	September 1, 2020

[Form of] WARRANT

To Purchase

One Hundred Twenty Thousand (120,000)

Shares of Common Stock

of

PETVIVO HOLDINGS, INC.

September 1, 2020

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES OF THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT OR PURSUANT TO AN EXEMPTION THEREFROM, AND EXCEPT AS PERMITTED UNDER APPLICABLE STATE SECURITIES LAWS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PetVivo Holdings, Inc., a Nevada corporation (the “Company”), for value received, hereby certifies that David B. Masters (the “Holder”), or assigns, is entitled, subject to the terms set forth below, to purchase from the Company, One Hundred and Twenty Thousand (120,000) shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), subject to adjustment as provided by the terms of this Warrant, at an exercise price per share of $0.35 per share (the “Exercise Price”). The shares issuable upon exercise or conversion of this Warrant, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares.”

This Warrant is further subject to the following provisions, terms and conditions:

1.	Term. Upon Vesting as identified below, this Warrant may be exercised by the Holder, in whole or in part on or before 5:00 P.M. Central Standard Time beginning immediately if Exercised pursuant to the terms of Section 2 or 3 hereof. These exercise rights shall continue until expiration five (5) years after the date of issuance, at which time this Warrant shall be null and void.

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2.	Manner of Exercise. This Warrant may be exercised by the Holder, in whole or in part (but not as to any fractional shares of Common Stock), by surrendering this Warrant, with the Exercise Form attached hereto as Exhibit A filled in and duly executed by such Holder or by such Holder’s duly authorized attorney, to the Company at its principal office accompanied by payment of the Exercise Price in the amount of the Exercise Price multiplied by the number of shares as to which the Warrant is being exercised. The Exercise Price may be paid in the form of a cashier’s check, certified check or wire transfer of funds.

3.	Vesting Schedule and Exercisability.

a. General. The Warrant Shares of this Warrant shall become exercisable according to the following schedule:

Vesting Date	Number of Shares
September 30, 2020	30,000
October 31, 2020	30,000
November 30, 2020	30,000
December 31, 2020	30,000

Once the Warrant Shares become fully exercisable, Holder may continue to exercise this Warrant under the terms and conditions of this Agreement until the termination of the Warrant as provided herein.

4.	Effective Date of Exercise or Conversion. Each exercise or conversion of this Warrant shall be deemed effective as of the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 2 above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise or conversion shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates. Within ten (10) days after the exercise or conversion of this Warrant in full or in part, the Company will, at its expense, cause to be issued in the name of and delivered to the Holder or such other person as the Holder may (upon payment by such Holder of any applicable transfer taxes) direct: (i) a certificate or certificates for the number of full Warrant Shares to which such Holder is entitled upon such exercise or conversion, and (ii) unless this Warrant has expired, a new Warrant or Warrants (dated the date hereof and in form identical hereto) representing the right to purchase the remaining number of shares of Common Stock, if any, with respect to which this Warrant has not then been exercised or converted.

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5.	Conversion of Warrant on a Cashless Basis.

(i)	The Holder shall also have the right (the “Conversion Right”), at any time when this Warrant may be exercised, to convert all or any portion of this Warrant into such number of shares (rounded to the nearest whole share) of Company’s Common Stock equal to the quotient obtained by dividing (i) the “Aggregate Warrant Spread” as of the date the Conversion Right is exercised, by (ii) the “Market Price” as identified in the paragraph below. The Conversion Right shall be exercisable, at any time that this Warrant is exercisable pursuant to Section 1 above, by surrendering this Warrant with the Conversion Form attached hereto as Exhibit B filled in and duly executed by such Holder or by such Holder’s duly authorized attorney to the Company at its principal office.

(ii)	For purposes of this Section 3, the “Aggregate Warrant Spread” of all or a portion of this Warrant as of a particular date shall equal (i) the Market Price of the Common Stock multiplied by the number of shares of Common Stock purchasable upon exercise of all or such portion of this Warrant on such date, minus (ii) the Exercise Price multiplied by the number of shares of Common Stock purchasable upon exercise of all or such portion of this Warrant on such date. For purposes of this Warrant, the “Market Price of the “Common Stock” as of a particular date shall equal: (i) if the Common Stock is traded on an exchange or is quoted on either the Nasdaq National Market or Small-Cap Market, then the average of the closing or last sale prices, respectively, reported for the ten (10) trading days immediately preceding such date, or (ii) if the Common Stock is not traded on an exchange, the Nasdaq National Market, or the Nasdaq Small-Cap Market but is traded in the local over-the-counter market, then the average of the mid-points between the highest bid and lowest asked quotations for each of the ten (10) trading days immediately preceding such date.

6.	Adjustments to Exercise Price. The above provisions are, however, subject to the following:

(i)	If the Company shall at any time after the date of this Warrant subdivide or combine the outstanding shares of its capital stock or declare a dividend payable in capital stock, then the number of shares of Common Stock for which this Warrant may be exercised immediately prior to the subdivision, combination or record date for such dividend payable in capital stock shall forthwith be proportionately decreased, in the case of combination, or increased, in the case of subdivision or dividend payable in capital stock.

(ii)	If the Company shall at any time after the date of this Warrant subdivide or combine the outstanding shares of capital stock or declare a dividend payable in capital stock or other securities, the Exercise Price in effect immediately prior to the subdivision, combination or record date for such dividend payable in capital stock or other securities shall forthwith be proportionately increased, in the case of combination, or decreased, in the case of subdivision or dividend payable in capital stock or other securities.

(iii)	If any capital reorganization or reclassification of the capital stock of the Company, or share exchange, combination, consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of capital stock shall be entitled to receive stock, securities or assets with respect to or in exchange for capital stock, then, as a condition of such reorganization, reclassification, share exchange, combination, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon exercise of this Warrant, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of the Common Stock of the Company into which this Warrant could be exercisable or convertible, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the maximum number of shares of such stock issuable upon exercise of this Warrant, and in any such case appropriate provisions shall be made with respect to the rights and interests of Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Exercise Price and of the number of shares purchasable upon exercise or conversion of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise or conversion hereof. The Company shall not effect any such share exchange, combination, consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such share exchange, combination, consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the Holder, at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets that, in accordance with the foregoing provisions, such Holder may thereafter be entitled to receive upon exercise or conversion of this Warrant. Alternatively, the Company may cash out the Warrants based upon the per-share price for Common Stock that is obtained from such successor in connection with such transaction.

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7.	No Voting Rights. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company unless and until exercised or converted pursuant to the provisions hereof.

8.	Exercise or Transfer of Warrant or Resale of Common Stock. The Holder, agrees to give written notice to the Company thirty (30) days prior to any proposed transfer of this Warrant, in whole or in part, or any proposed transfer of any shares of Common Stock issued upon the exercise or conversion hereof, which notice shall, describe the manner of any proposed transfer. Such notice shall include an opinion of counsel reasonably satisfactory to the Company that (i) the proposed exercise or transfer may be effected without registration or qualification under the Securities Act of 1933, as amended (the “Act”), and any applicable state securities or blue sky laws, or (ii) the proposed exercise or transfer has been registered under such laws. The Company may require that an appropriate legend may be endorsed on the certificates for such shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel to the Company to prevent further transfer that would be in violation of Section 5 of the Act and applicable state securities or blue sky laws. If in the opinion of counsel to the Company or other counsel acceptable to the Company the proposed transfer or disposition of this Warrant or the Warrant Shares described in the written notice given pursuant to this Section 6 may not be effected without registration of this Warrant or the Warrant Shares, the Company shall give written notice thereof to the Holder within 30 days after the Company receives such notice, and such holder will limit its activities in respect to such as, in the opinion of such counsel, is permitted by law.

9.	Covenants of the Company. The Company covenants and agrees that all shares that may be issued upon conversion of this Warrant will, upon issuance, be duly authorized and issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times have authorized, and reserved for the purpose of issuance upon exercise hereof, a sufficient number of shares of its Common Stock and the common stock into which such Common Stock is convertible, to provide for the exercise of this Warrant.

10.	Certain Notices. The Holder shall be entitled to receive from the Company immediately upon declaration thereof and at least 20 days prior to the record date for determination of shareholders entitled thereto or to vote thereon (or, if no record date is set, prior to the event), written notice of any event that could require an adjustment pursuant to Section 5 hereof or of the dissolution or liquidation of the Company. All notices hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to the Holder, to:

David B. Masters

Insert Address

PHONE: (612) ___-_____

If to the Company, to:

PetVivo Holdings, Inc.

5251 Edina Industrial Blvd.

Edina, MN 55439

Attention: John Carruth

PHONE: (___) ___-____

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

11.	Miscellaneous.

No amendment, modification or waiver of any provision of this Warrant shall be effective unless the same shall be in writing and signed by the holder hereof.

This Warrant shall be governed by and construed in accordance with the laws of the State of Minnesota.

[Signature Page to Follow]

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ACCORDINGLY, the Company has caused this Warrant to be signed by its authorized officer and dated as of the date stated above.

PetVivo Holdings, Inc.

By:	/s/ John Carruth
John Carruth

Its:	Chief Financial Officer

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Exhibit A

NOTICE OF EXERCISE OF WARRANT —	To Be Executed by the Registered Holder in Order to Exercise the Warrant

The undersigned hereby irrevocably elects to exercise the attached Warrant to purchase, for cash pursuant to Section 2 thereof, ________________ shares of Common Stock issuable upon the exercise of such Warrant. The undersigned requests that certificates for such shares be issued in the name of the undersigned. If this Warrant is not fully exercised, the undersigned requests that a new Warrant to purchase the balance of shares remaining purchasable hereunder be issued in the name of the same.

Date: ___________, 20__	Holder

[signature]

INSERT ADDRESS
_____________, MN _______
PHONE: (___) ___- ____
FAX: (___) ___-____

[tax identification number]

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